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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                         Reckson Service Industries, Inc.
                       ------------------------------------
                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                    75621J109
                                    ---------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ] (A fee is not required only if the person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in prior coverage.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/92)
                                     Page 1

                                  SCHEDULE 13G

CUSIP No.   053469102                                         Page 2 of 4 Pages
-------------------------------------------------------------------------------
1)  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cohen & Steers Capital Management, Inc.
          13-335336
-------------------------------------------------------------------------------
2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                          (a) [ ]
                                                          (b) [ ]

-------------------------------------------------------------------------------
3)  SEC USE ONLY



-------------------------------------------------------------------------------
4)  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

-------------------------------------------------------------------------------
    NUMBER        5)   SOLE VOTING POWER
    OF                   2,282,648
    SHARES        _____________________________________________________________
    BENEFICIALLY  6)   SHARED VOTING POWER
    OWNED BY
    EACH          _____________________________________________________________
    REPORTING     7)   SOLE DISPOSITIVE POWER
    PERSON               2,594,704
    WITH          _____________________________________________________________
                  8)   SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------
9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,594,704

-------------------------------------------------------------------------------
10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES

          [ ]
-------------------------------------------------------------------------------
11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


         11.13%
-------------------------------------------------------------------------------
12) TYPE OF REPORTING PERSON


          IA
-------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

SCHEDULE 13G                                                        Page 3 of 4

Item 1(a)   Name of Issuer

                 Reckson Service Industries, Inc.

Item 1(b)   Address of Issuer's Principal Executive Office

                 225 Broadhollow Road
                 Melville, NY  11747

Item 2(a)   Name of Person Filing

                 Cohen & Steers Capital Management, Inc.

Item 2(b)   Address of Principal Business Office

                 757 Third Avenue
                 New York, New York 10017

Item 2(c)   Citizenship

                 USA

Item 2(d)   Title of Class of Securities

                 Common

Item 2(e)   CUSIP Number

                 75621J109

Item 3. If this statement is filed pursuant to Rule 13d-l(b), or 13d-2(b), check whether the person filing is a

            (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

            (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

            (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act

            (d)  [ ]  Investment Company registered under Section 8 of the
                      Investment Company Act

            (e)  [X]  Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

            (g)  [ ]  Parent Holding Company, in accordance with Section
                      240.13d-l(ii)(G) (Note:  See Item 7)

            (h)  [ ]  Group, in accordance with Section
                      240.13d-1(b)(l)(ii)(H)

Item 4       Ownership

             (a)  Amount of Shares Beneficially Owned      2,594,704

             (b)  Percent of Class                         11.13%*

             (c)  Number of Shares as to which such person has:

                  (i)    sole power to vote or to direct
                         the vote                                   2,282,648

                  (ii)   shared power to vote or to direct the vote

                  (iii)  sole power to dispose or to direct the
                         disposition of                             2,594,704

                  (iv)   shared power to dispose or to direct
                         the disposition of

                * Includes shares to be issued in exchange for rights exercised by Cohen & Steers in a rights offering that is currently pending. The number of shares beneficially owned by Cohen
                   & Steers and the total number of shares of the issuer outstanding at the conclusion of the rights offering may be different from those assumed by Cohen & Steers for the purpose of this filing.

Item 5       Ownership of Five Percent or Less of a Class

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6       Ownership of More than Five Percent on Behalf of Another Person

                   NA

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                   NA

Item 8       Identification and Classification of Members of the Group

                   NA

Item 9       Notice of Dissolution of the Group

                   NA

Item 10      Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


Signature
---------

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 10, 1998


/s/Robert Steers
----------------------------------
Signature


Robert H. Steers, Chairman
----------------------------------
Name and Title